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                                                                  EXHIBIT 4.3


                     INTERNATIONAL TECHNOLOGY CORPORATION

                     NON-QUALIFIED STOCK OPTION AGREEMENT
                      UNDER THE 1991 STOCK INCENTIVE PLAN

                             NON-EMPLOYEE DIRECTOR


               THIS AGREEMENT (the "Option") is made as of __________, 199_* between International Technology Corporation, a Delaware corporation (the "Company"), and ___________ (the "Optionee").



                                   RECITALS

               Pursuant to the Company's 1991 Stock Incentive Plan (the "Plan"), the Optionee is entitled to the grant of an option to purchase 10,000 shares of common stock of the Company ("Common Stock") for a price equal to the Fair Market Value of the Common Stock (as determined in accordance with Section 4
(d)(ii) of the Plan) on the date of grant, in connection with his or her service as a director of the Company, and not in lieu of other compensation for his or her services as a director, on the terms and conditions set forth herein.

                                   AGREEMENT

               NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

l. SHARES OPTIONED; OPTION PRICE. Optionee may purchase all or any part of an aggregate of ten thousand (l0,000) shares of Common Stock, at the price of $______ per share (which shall not be less than the Fair Market Value on the date hereof) on the terms and conditions set forth herein.

2. OPTION TERM; TIMES OF EXERCISE. The Option term shall be five years from the date hereof, provided that the Option will terminate upon the date that the Optionee ceases to be a director of the Company other than by reason of death, disability, or retirement pursuant to the Company's then applicable retirement policy, and following a Terminating Event as provided in paragraph 10. Except as expressly provided otherwise herein, in no event shall exercise be permitted until the expiration of one year from the date hereof.

__________________________

* Insert date of grant

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     At the expiration of one year from the date hereof, Optionee shall be entitled to exercise this Option with respect to 25% of the shares covered hereby, and at the expiration of each year thereafter Optionee shall be entitled to exercise this Option with respect to an additional 25% of said shares, such that Optionee shall be entitled to exercise this Option with respect to 100% of said shares upon expiration of four years from the date hereof. This Option may be exercised earlier upon the occurrence of certain events as provided in paragraph 10.

3. RIGHT TO PURCHASE AS AFFECTED BY TERMINATION OF SERVICE AS A DIRECTOR OR DEATH. If Optionee ceases to be a director of the Company due to his retirement in accordance with the Company's then applicable retirement policy, this Option shall immediately become fully exercisable and remain exercisable until termination pursuant to paragraph 2 or paragraph 10 hereof. If Optionee shall become disabled or die while a director of the Company, this Option shall immediately become fully exercisable and remain exercisable by Optionee or, in the case of death, the person or persons to whom Optionee's rights under this Option shall have passed by will or by the applicable laws of descent or distribution, for a period of twelve (12) months from the date of death or disability, subject to earlier termination pursuant to paragraph 2 or paragraph 10 hereof.

4. EXERCISE. The Option shall be exercisable during Optionee's lifetime only by Optionee or by his or her guardian or legal representative, and after Optionee's death only by the person or entity entitled to do so under Optionee's last will and testament or applicable law. The Option may only be exercised by the delivery to the Company of a written notice of such exercise, which notice shall specify the number of shares to be purchased and the aggregate Exercise Price for such shares (the "Exercise Notice"), together with payment in full of such aggregate Exercise Price in cash or by a cashier's or certified bank check payable to the Company.

5. PAYMENT OF WITHHOLDING TAXES. If the Company is obligated to withhold an amount on account of any federal, state or local tax imposed as a result of the exercise of the Option, including, without limitation, any federal, state or other income tax, or any F.I.C.A., state disability insurance tax or other employment tax, then Optionee shall, concurrently with such exercise, pay such amount to the Company in cash or by cashier's or certified bank check payable to the Company.

6. RIGHTS IN SHARES BEFORE ISSUANCE AND DELIVERY. Neither Optionee nor his or her transferees by will or the laws of descent and distribution shall be, or have any rights or privileges of, a shareholder of the Company with respect to any shares issuable upon exercise of this Option, unless and until certificates representing such shares have been issued and delivered.

7. ADJUSTMENTS IN STOCK. Subject to the provisions of the Plan, if the outstanding shares of the Company of the class subject to this Option are increased, decreased, or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or securities are distributed in respect of such shares, in either case as the result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the

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     Committee shall make appropriate and proportionate adjustments in the number and/or type of shares or other securities or cash or other property that may be acquired pursuant to this Option and the Option price, so that the aggregate purchase price of the shares then subject to this Option shall remain unchanged.

8. NONTRANSFERABILITY OF OPTION. Neither this Option nor any interest therein may be transferred otherwise than by will or the laws of descent and distribution. Neither this Option nor any interest therein shall be otherwise transferred, or assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, nor shall this Option or any interest therein be subject to execution, attachment or similar process. Upon any attempt to transfer this Option or any interest therein otherwise than by will or the laws or descent and distribution or to assign, pledge, hypothecate or otherwise dispose of this Option or any interest therein, or upon levy of any execution, attachment or similar process upon this Option or any interest therein, this Option shall immediately terminate and become null and void.

9. HOLDING OF STOCK BY OPTIONEE. By accepting this Option, Optionee, for himself or herself and his or her transferees by will or by the laws of descent and distribution, represents and agrees that, unless a registration statement under the Securities Act of 1933 is in effect as to securities purchased upon exercise, all securities acquired upon exercise of this Option will be acquired for investment and not for resale and distribution, and that upon each exercise of any portion of the Option, the person entitled to acquire securities thereby shall furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the securities so acquired are being acquired in good faith for investment and not for resale or distribution, and such person will agree to hold the Company harmless on account of any reasonable action taken by the Company to prevent the resale or distribution of any portion of such securities. In the event that counsel for the Company shall advise the Company that such evidence and such hold-harmless agreement shall not be necessary under the law and/or the circumstances as the same may exist at the time of such exercise, the Company, in its sole and absolute discretion, may waive the furnishing of such evidence and/or agreement.

     This Paragraph 9 notwithstanding, no securities issuable upon exercise of this Option shall be issued and delivered unless and until, in the opinion of counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or incur any liability under any federal, state or other securities laws, any requirements of any listing agreement with an exchange upon which the Company's securities are traded to which the Company may be a party, or any other requirement of law or of any regulatory body having jurisdiction over the Company.

10.  ACCELERATION AND TERMINATION OF OPTION ON CERTAIN EVENTS.    This Option
     shall become exercisable in full on the first date (the "Approval Date") upon which the stockholders of the Company, if stockholder aproval is required under applicable law, and the Board of Directors of the Company shall have approved a Terminating Event. As used herein, a Terminating Event shall be: (a) the dissolution or liquidation of the Company, (b) the reorganization, merger or consolidation of the Company with one or more corporations as a result of which the outstanding shares of the class of securities subject to the Plan are exchanged or converted into cash or property or securities

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     not issued by the Company, unless the terms of the transaction shall provide otherwise, in which event this Option shall continue in the manner and under the terms so provided; (c) a sale of substantially all of the property and assets of the Company. This Option will terminate 15 days after the consummation of any transaction which constitutes a Terminating Event. In addition, this Option shall become exercisable in full in the event of: (i) the acquisition of more than 35% of the voting power of the Company by any person or entity, or (ii) the occurrence of any circumstance having the effect that directors who were nominated for election as directors by the Board of Directors of the Company or a nominating committee thereof shall cease to constitute a majority of the authrized number of directors of the Company.

11. NOTICES. Any notice to be given to the Company shall be addressed to the Company in care of its Secretary at its principal office, or at such other address as the Company may hereinafter designate in writing to Optionee, and any notice to be given to the Optionee shall be addressed to him or her at the address given beneath his or her signature hereto, or at such other address as Optionee may hereafter designate in writing to the Company. Any such notice shall have been deemed duly given when sent by prepaid certified or registered mail and deposited in a post office or branch post office regularly maintained by the United States Government.

12. STOCK INCENTIVE PLAN. This Option is subject to all of the terms and conditions of the Plan as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall adversely affect the Optionee's rights under this Option.

13. LAWS APPLICABLE TO CONSTRUCTION. This Agreement has been executed and delivered the day and year first above written at Torrance, California, and this Agreement shall be construed and enforced in accordance with the laws of the State of California.

          IN WITNESS WHEREOF, the Company and the Optionee have duly executed this Agreement as of the date first above written.




INTERNATIONAL TECHNOLOGY CORPORATION           OPTIONEE

By:_______________________
                                               __________________________

                                               __________________________
                                               Street Address

                                               __________________________
                                               City and State

                                               __________________________
                                               Social Security Number




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